Exhibit 10.2

MARK L. WETZEL

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this “Third Amendment”) is dated as of December 1, 2011, by and between DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), DF Property Management LLC, a Delaware limited liability company (the “LLC”), and Mark L. Wetzel (the “Executive”).

A. The Company and the Executive are parties to an Employment Agreement (the “Original Agreement”), dated as of June 13, 2008, as amended by that First Amendment to Employment Agreement dated as of January 6, 2009 and that Second Amendment to Employment Agreement dated as of May 23, 2011.

B. The parties desire to amend the Original Agreement to modify certain provisions related to the death or disability of Executive.

Accordingly, the parties hereto agree as follows:

1. Section 4.1(iii) is hereby amended and restated in its entirety as follows:

(iii) (A) All stock options, common stock subject to forfeiture, Restricted Stock Units (“RSUs”) and other equity awards held by Executive at the time of his death that would have become vested and exercisable or free from repurchase restrictions, as applicable, during the twelve (12) month period commencing on the date of death if Executive had remained employed during such period shall become fully vested and exercisable or free from repurchase restrictions or other risk of forfeiture, as applicable, and all other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such equity awards were granted; and

2. Section 4.2(iii) is hereby amended and restated in its entirety as follows:

(iii) (A) All stock options, common stock subject to forfeiture, RSU and other equity awards held by Executive at the time that Executive’s employment was terminated based on Executive’s Disability that would have become vested and exercisable or free from repurchase restrictions, as applicable, during the twelve (12) month period commencing on the date of termination if Executive had remained employed during such period shall become fully vested and exercisable or free from repurchase restrictions or other risk of forfeiture, as applicable, and all other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such equity awards were granted; and

3. Unless specifically modified herein, all other terms and conditions of the Original Agreement shall remain in effect.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

DUPONT FABROS TECHNOLOGY, INC.

By:	/s/ Hossein Fateh
Name:	Hossein Fateh
Title:	President and Chief Executive Officer

DF PROPERTY MANAGEMENT LLC

By:	DuPont Fabros Technology, L.P.,
its Managing Member

	By:	DuPont Fabros Technology, Inc.,
its General Partner

		By:	/s/ Hossein Fateh
		Name:	Hossein Fateh
		Title:	President and Chief Executive Officer

/s/ Mark L. Wetzel
Mark L. Wetzel